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                                                                   EXHIBIT 10.83


                            10/27/98 LETTER AGREEMENT



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                          THE SPORTS CLUB COMPANY, INC.
                     11100 SANTA MONICA BOULEVARD, SUITE 300
                          Los Angeles, California 90025



                                October 27, 1998

Millennium Partners LLC
1995 Broadway, 3rd Floor
New York, New York 10023-5882

       Re:       Option on Future Clubs

Gentlemen:

        Concurrently with the execution of this letter agreement, an affiliate of yours and an affiliate of ours are entering into a lease for a health club in a large mixed use project in San Francisco (the "SF Project"). You plan, either yourself or through an affiliate, to develop a number of future large mixed use projects in major metropolitan areas, including Washington, DC, Boston, Miami, Toronto and Atlanta (such five cities, initially, the "Cities"). As part of the consideration for the San Francisco health club lease, you, Millennium Partners LLC ("Millennium"), hereby grant to us, The Sports Club Company, Inc.
("SCC"), the following option.

        1. If Millennium or an affiliate of Millennium proceeds with any large mixed use project in any of the Cities (it being understood that any SCC option to lease as described in this letter agreement shall apply to only one (1) project per City) and if each of the following conditions precedent are then satisfied:

           (i) neither SCC nor any affiliate of SCC then remains in monetary default or in material default under any lease or other material written agreement (including, without limitation that certain participation agreement between Millennium and SCC dated as of the date hereof) with Millennium or any affiliate of Millennium after expiration of any applicable notice and cure period without such default having been cured,

           (ii) SCC or an affiliate of SCC is then operating at least one first class health club,

          (iii) SCC is not then in bankruptcy,


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        (iv) SCC then has a net worth of not less than $30 million, as supported by documentation reasonably acceptable to Millennium, and

        (v) Millennium or its affiliate is going to have a health club of at least 50,000 square feet in such project, then SCC shall have the option to elect to have an affiliate of SCC enter into a lease for a health club in such project on substantially the same terms and conditions (i.e., the same lease, work letter, guaranty and participation agreement) (collectively, "Project Documents") as apply to the health club lease in the San Francisco Project, except for the following:

                A. Subject to any adjustment required pursuant to clauses B, D and E below, the annual rent for any health club in Miami, Toronto or Atlanta or any other City pursuant to paragraph 2 below shall be $2.5 million rather than $3 million; it being understood that, notwithstanding anything to the contrary contained in this letter agreement, the annual rent for any health club in Washington, D.C. or Boston shall be $3 million and shall not be subject to any such adjustment.


                B. Except for the Washington, D.C. and Boston clubs whose size has been communicated to SCC, if any health club as to which SCC exercises its option contains less than 100,000 rentable square feet as mutually determined by SCC and Millennium prior to the execution of the Project Documents with respect thereto (except to a de minimis degree, the parties hereby agreeing that a difference from 100,000 rentable square feet of up to 2,000 rentable square feet shall be de minimis and that any such difference in excess of 2,000 rentable square feet shall not be de minimis) (a "Typical Health Club"), then the amount of annual rent and tenant improvement allowance for such health club shall be equitably adjusted to reflect such lesser square footage.

                C. The applicable landlord shall use reasonable efforts to reasonably accommodate the applicable tenant's reasonable parking needs for the health club in question upon commercially reasonable terms, it being understood that the foregoing shall not be deemed a representation that such reasonable efforts of the applicable landlord shall satisfy the parking needs of the applicable tenant.

                D. Except for the initial Washington, D.C. and Boston leases, if any lease is to be entered into pursuant to this letter agreement after the third anniversary of the execution of the San Francisco lease, then a percentage of the annual rent under such lease (after being adjusted pursuant to clause B above if and to the extent applicable) shall be further adjusted prior to the execution thereof, from what it would otherwise have been absent such further adjustment, by the percentage change in the applicable index of construction costs for such City from what such index was on the date of execution of the San Francisco lease to what such index was on the date of execution of such lease. The percentage of the annual rent so adjusted shall be the percentage equivalent of the fraction whose numerator is the "hard"


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construction costs for such health club and whose denominator is all costs
(including, without limitation, "hard" construction costs, "soft" construction costs, financing costs and land costs) for such health club. Such fraction, and the components thereof, shall be certified to SCC by the chief financial officer of Millennium, subject to SCC's right to review the components, and backup documentation, for the same.

                E. If (i) SCC were to enter into five leases for health clubs pursuant to its option before the third anniversary of the execution of the San Francisco lease and (ii) all five of such health clubs were either Typical Health Clubs or leases in Washington, D.C. or Boston for health clubs whose size is consistent with what was communicated to SCC and accepted by SCC as of the date hereof (an "Approved Health Club"), then it is the intention of the parties that the aggregate average rent pursuant to all five of such leases plus the San Francisco lease would be $2.75 million. The parties further recognize that such average annual rent may not be arrived at, from time to time, if the stated annual rent, before any adjustment pursuant to clauses B or D, for each health club in a City other than Washington, D.C. or Boston was fixed at $2.5 million, pursuant to clause A. Accordingly, the parties hereby agree that, before any adjustment pursuant to clauses B or D is made to the annual rent under any lease for a health club for any City other than Washington, D.C. or Boston, the annual rent under such lease shall first be adjusted so that the average annual rent under such lease, any other leases then already entered into pursuant to SCC's option and the San Francisco Lease shall be $2.75 million. Once any such adjustment has been made, then the stated annual rent under such lease shall further be adjusted, if and as may be required, first pursuant to clause B and then pursuant to clause D. All such adjustments, if any, to such a lease shall be made prior to execution of such lease.

While the layout of any health club in any particular City will vary, the level of landlord work will be substantially the same as in the San Francisco health club, subject to equitable adjustment as aforesaid if the health club in question is not a Typical Health Club.

        2. SCC recognizes that neither Millennium nor any affiliate of Millennium is under any obligation to actually proceed with any large mixed use project in any of the Cities, whether or not SCC exercises its option or fails to exercise its option with respect to any project in any City. (Millennium shall keep SCC reasonably apprised of the status and progress of any project as to which SCC has exercised its option and shall promptly notify SCC if and when Millennium may decide not to proceed with such project.) If Millennium or an affiliate of Millennium, in its sole discretion, shall elect not to proceed with such a project in Washington, DC or in Boston, then SCC shall continue to have the option set forth in this letter agreement for each of the remaining Cities but no other cities. If, however, Millennium or an affiliate of Millennium, in its sole discretion, shall not have given SCC the notice referenced in paragraph 3 of its intention to develop such a project in any one or more of Miami, Toronto or Atlanta by October 1, 2000, then the definition of the "Cities" shall be expanded, on a one-for-one basis, to


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include any additional major metropolitan cities in which Millennium or an affiliate of Millennium may proceed with such a project. (Thus, if Millennium or an affiliate of Millennium elects not to proceed with any one of Miami, Toronto or Atlanta, then the next city in which Millennium or an affiliate of Millennium shall proceed that would not otherwise have been a City shall be a City; if Millennium or an affiliate of Millennium elects not to proceed with any two of Miami, Toronto or Atlanta, then the next two additional cities in which Millennium or an affiliate of Millennium shall proceed that would not otherwise have been Cities shall be Cities; and if Millennium or an affiliate of Millennium does not proceed with all three of Miami, Toronto and Atlanta, then the next three additional cities in which Millennium or an affiliate of Millennium shall proceed that would not otherwise have been Cities shall be Cities.) The definition of "Cities" shall further be expanded to include any such additional major metropolitan cities if and to the extent necessary, pursuant to paragraph 5, to give SCC an option on up to a total of 5 projects.


        3. SCC shall exercise its option with respect each City, if at all and in its sole discretion, as follows. Millennium shall give written notice to SCC, in accordance with the notice provisions of the San Francisco lease, of its intention to develop a large mixed use project in a City as soon as reasonably possible following Millennium's good faith determination to proceed with such project. Such notice shall include the location of such project, Millennium's then intent regarding the tenant mix and design of such project, Millennium's estimated ground breaking date for such project and the approximate size of the health club Millennium then intends to have in such project. SCC shall exercise its option with respect to such project, if at all and in its sole discretion, by giving written notice to Millennium, again in accordance with the notice provisions of the San Francisco lease, not later than the business day first occurring at least 30 days after the date of SCC's actual receipt of Millennium's notice (time being of the essence in this regard). Millennium shall use its good faith efforts to keep SCC generally apprised of the status of its efforts to develop any large mixed use project in any City, or potential City, prior to Millennium's actually giving any such notice to SCC. From and after Millennium's giving any such notice to SCC and until the expiration of the period of time in which SCC has to respond to such notice, Millennium shall cooperate with SCC's reasonable requests for information regarding the subject project. Subject to paragraph 5, SCC's failure timely to respond to any such notice from Millennium shall conclusively be deemed SCC's election not to enter into a lease for a health club in such project. Millennium and SCC shall use their respective good faith efforts diligently to finalize and execute Project Documents for any project as to which SCC has timely exercised its option, as aforesaid.

        4. Subject to paragraph 5, if SCC (i) fails timely to exercise its option with respect to any particular project, as aforesaid, or (ii) fails, after having timely exercised any such option, to use its good faith efforts to finalize and execute, or have its applicable affiliate finalize and execute, the Project Documents with respect to such project, then, in each such event, SCC shall be deemed to have waived and relinquished its right to lease space at the applicable project,


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and Millennium shall at any and all times thereafter be entitled to lease all or any portion of such space to others at such rental and upon such terms as Millennium, at its sole discretion, may desire. Notwithstanding the foregoing, however, if Millennium, within 5 years after SCC is deemed to have waived its original option with respect thereto pursuant to this paragraph 4, other than pursuant to clause (ii) of this paragraph 4, either shall have an offer to lease or shall propose to lease, without yet having any actual offer to lease, any of such space for a health club upon economic terms and conditions (for example and without limitation, rental, term, free rent, construction allowance and escalations) which are less than 95% on an aggregate basis of those terms and conditions under the applicable Project Documents, then subject to the provisions in clauses (i) through (v) of paragraph 1 of this letter agreement
(a) SCC's option for such project shall be reinstated on the new economic terms and conditions and (b) Millennium shall be required promptly to issue a new notice (including such new economic terms and conditions) to SCC for such project except that SCC's time within which to elect to exercise its option with respect to such project shall be 15 business days, rather than 30 business days. If SCC is deemed to have waived such reinstated option, other than pursuant to clause (ii) of this paragraph 4, then Millennium shall have a period of 180 days from the date of such deemed waiver to lease such space on such terms and conditions (or terms and conditions less advantageous to the proposed tenant) that SCC is deemed to have waived. SCC's option shall, however, again be reinstated, subject to the provisions of this paragraph 4 and in clauses (i) through (v) of paragraph 1 hereof, either after such 180 day period if no lease has yet been entered into for such space or if Millennium proposes during such 180 day period to lease such space on terms and conditions more advantageous to the tenant than those that SCC declined; provided, however, that such 180 day period shall be extended for up to an additional consecutive 90 days if and for so long as Millennium shall be actively engaged in good faith negotiations with a potential tenant at the expiration of such 180 day period and shall thereafter continue to engage in such good faith negotiations with such potential tenant. Once Millennium has entered into a permitted lease for such space, however, SCC shall have no further option regarding the same; it being agreed that Millennium shall provide SCC with a copy of any such lease promptly following execution of any such lease.

6. The parties intend for SCC's option set forth in this letter agreement to apply to up to a total of 5 projects, one such project in each of a total of up to 5 major metropolitan cities; provided, however, that if (i) Millennium's notice regarding any project references Millennium's intent to have a health club in such project that shall be smaller than a Typical Health Club or an Approved Health Club with respect to a health club located in Washington, D.C. or Boston, as applicable, and (ii) SCC elects, in its sole discretion, not to exercise its option as to such project, then such project shall not count toward the up to 5 projects that are to be the subject of SCC's option. Alternatively, if SCC elects, in its sole discretion, to exercise its option as to any project having a health club smaller than the health club in the San Francisco Project, then such project shall count towards the up to 5 projects that are to be the subject of SCC's option. If SCC elects, in its sole discretion, to exercise its option as to any project and if


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Millennium nonetheless determines, in its sole discretion, not to proceed with such project, then such project shall not count towards the up to 5 projects that are to be the subject of SCC's option. In no event, however, shall SCC have the right to lease space pursuant to its option (a) in more than 5 major metropolitan cities, in the aggregate, (b) in Chicago, Los Angeles or New York City and (c) in any project, other than in the initial Cities or in any subsequent City required to be offered to SCC pursuant to this letter agreement, on which Millennium has commenced construction prior to October 1, 2000.

        6. Although SCC's option set forth in this letter agreement does not apply to any project in Chicago, Los Angeles or New York City, Millennium and SCC nonetheless desire for SCC to have a right of first offer with respect to any health club of at least 50,000 square feet that Millennium shall propose to have in any such project. The terms and conditions for such right of first offer shall be identical, in all respects, to the terms and conditions for SCC's option set forth above, as if such Chicago, Los Angeles and New York were Cities, except as otherwise set forth in this paragraph 6. Millennium's notice to SCC regarding any project in Chicago, Los Angeles and New York City shall include, in addition to those matters referenced in paragraph 3 hereof, what Millennium believes to be the fair market rent for such health club. If SCC fails to exercise its right of first offer with respect to such project or fails to finalize and execute Project Documents for such project as provided herein, then SCC shall be deemed to have waived its right of first offer with respect to such project, and Millennium shall at any and all times thereafter be entitled to lease all or any portion of such space to others at such rental and upon such terms as Millennium, at its sole discretion, may desire but subject to the provisions of paragraph 4. For these purposes, paragraph 4 shall be interpreted without reference to paragraph 5, and Millennium shall be required to re-offer such space to SCC if Millennium proposes to lease, whether or not Millennium yet has any actual offer to lease, any of such space for a health club upon new economic terms and conditions which are less than 100% on an aggregate basis of those terms and conditions that SCC shall be deemed to have waived. The calculation of whether such new terms and conditions are less than such 100% threshold shall be made on the basis of the net economic effect to Millennium of the terms and conditions SCC waived as compared to the new terms and conditions after taking into account any brokerage commission payable by Millennium for a third party lease on such new terms and conditions as compared to no brokerage commission being payable by Millennium in connection with a lease to SCC or its affiliate on the terms and conditions that were waived by SCC. Whether or not SCC exercises its option as to any City shall have no effect on its right of first offer as to Chicago, Los Angeles and New York City, and whether or not SCC exercises its right of first offer as to Chicago, Los Angeles or New York City shall have no effect on its option as to the Cities.

        7. This letter agreement shall expire on the earlier to occur of (i) five leases (other than the San Francisco lease) having been signed pursuant hereto, (ii) the fifth anniversary of the date of execution of the lease for the San Francisco health club, (iii) any lease with Millennium or an affiliate of Millennium for a health club either in a City or in San Francisco no


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longer being in full force and effect as a result of a default thereunder by
SCC or an affiliate of SCC not having been cured after the expiration of any applicable notice and cure period or (iv) SCC or an affiliate of SCC no longer operating at least one first class health club.

        8. The option and right of first offer set forth herein are personal to SCC and may only be assigned or transferred by SCC to an affiliate of SCC.


                                     Sincerely,

                                     THE SPORTS CLUB COMPANY, INC.,
                                     a Delaware corporation



                                     By:     /s/ John Gibbons
                                            -----------------------------------
                                     Its:    President



Acknowledge and agreed to as
of the date first set forth above:

MILLENNIUM PARTNERS LLC,
a New York limited liability company


By:      Millennium Partners Management LLC,
         a New York limited liability company,
         its managing member


        By:    Millennium Manager I, Inc.
               a New York corporation,
               its manager

              By:     /s/ Philip Lovett
                      --------------------------------
              Its:
                      --------------------------------